Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated December 4, 2014

Relating to Preliminary Prospectus dated November 28, 2014

Registration No. 333-200386

$40,000,000

Trevena, Inc.

Common Stock

This free writing prospectus relates only to the securities described below and should be read together with the preliminary prospectus dated November 28, 2014  relating to this offering (the “Preliminary Prospectus”), included in Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-200386) of Trevena, Inc. relating to these securities. The Preliminary Prospectus can be accessed through the following link: http://www.sec.gov/Archives/edgar/data/1429560/000104746914009612/a2222369zs-1a.htm.

The following information supplements and updates and, to the extent inconsistent, supersedes the information contained in the Preliminary Prospectus.  This free writing prospectus amends certain information in the Preliminary Prospectus to reflect that some of our existing investors and their affiliated entities, including Alta Partners VIII, L.P., New Enterprise Associates 12, Limited Partnership and some of our directors and executive officers, have indicated an interest in purchasing an aggregate of up to approximately $6.2 million of shares of our common stock in this offering at the public offering price.

SUMMARY

Some of our existing investors and their affiliated entities, including Alta Partners VIII, L.P., New Enterprise Associates 12, Limited Partnership, Michael R. Dougherty, Barbara Yanni, Maxine Gowen, Ph.D., Michael W. Lark, Ph.D., David Soergel, M.D., Roberto Cuca and John M. Limongelli, have indicated an interest in purchasing up to approximately $6.2 million of shares of our common stock in this offering at the public offering price. Assuming a public offering price of $4.22 per share, which was the last reported sale price of our common stock on the NASDAQ Global Select Market on December 3, 2014, these individuals and entities would purchase an aggregate of up to approximately 1,498,815 shares in this offering based on these indications of interest. However, because indications of interest are not binding agreements or commitments to purchase, these stockholders may determine to purchase fewer shares than they indicate an interest in purchasing or not to purchase any shares in this offering. It is also possible that these stockholders could indicate an interest in purchasing more shares of our common stock. In addition, the underwriters could determine to sell fewer shares to any of these stockholders than the stockholders indicate an interest in purchasing or not to sell any shares to these stockholders. The Principal Stockholders table contained in the Preliminary Prospectus does not reflect any potential purchases by these stockholders or their affiliated entities. If any shares are purchased by these stockholders, the number and percentage of shares of our common stock beneficially owned by them after this offering will differ from those set forth in the Principal Stockholders table.

Barclays	Cowen and Company	Jefferies

JMP Securities	Needham & Company

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The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. This registration statement can be accessed through the following link: http://www.sec.gov/Archives/edgar/data/1253689/000119312513412381/d572031ds1a.htm. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, a copy of the preliminary prospectus relating to these securities may be obtained from Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by email at Barclaysprospectus@broadridge.com or by phone at 888-603-5847, from Cowen and Company, LLC, c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY, 11717, Attn: Prospectus Department, or by calling (631) 274-280 or from Jefferies LLC, Equity Syndicate Prospectus Department, 520 Madison Avenue, 12th Floor, New York, NY 10022, by email at Prospectus_Department@Jefferies.com or by phone at 877-547-6340.